     Exhibit 99.1

INSTALLED BUILDING PRODUCTS PUBLISHES
2022 ENVIRONMENT, SOCIAL AND GOVERNANCE REPORT

Columbus, Ohio, August 31, 2022. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today the release of the Company’s 2022 Environmental, Social and Governance (“ESG”) report, which has been posted on the Company’s website (www.installedbuildingproducts.com) under the Sustainability section. The report details the Company’s dedication to its ESG policies and emphasizes IBP’s positive impact on the environment, its employees, and its communities by promoting a more sustainable and equitable future.

“I am excited to announce the publication of IBP’s 2022 ESG report and I am proud of the progress we have made along our ESG journey over the past year. Since our inception, IBP has worked hard to promote a culture of doing what is right. By making buildings energy efficient, caring for the health, safety and welfare of our employees, promoting volunteerism and engaging in philanthropic pursuits, we strive to exhibit corporate responsibility with our actions every day. While there is still a long road ahead, we are devoted to continually push ourselves to be better every year,” stated Jeff Edwards, Chairman and Chief Executive Officer.

IBP believes the Company can continue to make an impact in its employees' lives, in the homes it helps build, and in IBP’s communities. The Company is focusing on three areas of impact:

•Going Beyond the Buildings: We recognize the importance of environmental preservation and the direct connection between our business and the health of our planet and communities. That’s why we are committed to reducing our environmental footprint and protecting biodiversity.
•Committing to our People: We strive to empower our employees and enrich their lives. We offer a robust health and safety program, financial and emotional wellbeing coaching programs, a financial assistance program, and a commitment to build an equitable and inclusive workplace with opportunity for growth and advancement. Our people are our greatest assets, and we continue to invest in their personal and professional growth.
•Elevating our Neighborhoods: We value our employees greatly and care deeply about the communities where they live and work. So, we are 100% committed to giving back to the people and communities that are the backbone of our company. Through our Installed Building Products Foundation and corporate giving programs, we are committed to contributing 1% of EBITDA each year to support local communities throughout the country with initiatives primarily focused on education and housing-related needs.

Mr. Edwards continued, “As one of the nation's largest insulation installers, IBP plays a crucial role in the residential and commercial construction industries. In fact, the increased insulation of exterior walls, attics and foundations, combined with more energy efficient HVAC systems, windows and doors can dramatically reduce energy usage beyond what is prescribed by the local market codes. Beyond our service offerings, we also recognize that as a good corporate citizen, we have a responsibility to protect the environment for current and future generations. By 2030, we are focused on a 50% reduction in our greenhouse gas emissions from the 2020 baseline levels. We believe we can achieve this target by transitioning facilities to carbon free electricity supply, reducing the use of certain spray foam blowing agents with higher greenhouse gas emissions, and transitioning our fleet from mobile combustion vehicles.”

“IBP’s Board of Directors and management team recognize the importance of ESG issues and their impact on our stockholders, customers, employees, and communities. The publication of our inaugural ESG report last year laid a strong foundation for continued progress and positive momentum in 2022 and beyond. I am proud of our team’s efforts in helping us pursue our ESG goals and targets. As we continue along our journey, we are committed to creating value for all our stakeholders through everyday actions that promote positive corporate responsibility,” concluded Mr. Edwards.

The 2022 ESG Report highlights IBP’s achievements and progress in managing its environmental impact and provides a comprehensive overview of diversity and inclusion initiatives, training and development programs, and employee health and safety practices as well as other sustainable business practices.

About Installed Building Products

Installed Building Products, Inc. is one of the nation's largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 210 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, our operations, our ESG initiatives and the expected impact thereof, our long-term environmental targets and our financial and business model. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intends," "plan," "will," and “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the duration, effect and severity of the COVID-19 crisis; any recurrence of COVID-19, including through any new variant strains of the virus, and the related surges in positive COVID-19 cases; the adverse impact of the COVID-19 crisis on our business and financial results, our supply chain, the economy and the markets we serve; general economic and industry conditions; local, state and federal regulations; inflation and interest rates; the material price and supply environment; the timing of increases in our selling prices and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:
Investor Relations:
614-221-9944
investorrelations@installed.net

2